Exhibit 5.1

March 12, 2010

China Agritech, Inc.
Room 3F No. 11 Building
Zhonghong International Business Garden
Future Business Center
Chaoyang North Road, Chaoyang District, Beijing,
People’s Republic of China 100024

Re:           China Agritech, Inc.

Ladies and Gentlemen:

We have acted as U.S. securities counsel for China Agritech, Inc., a Delaware corporation (the “Company”), in connection with its filing of Form S-3 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholders listed therein (the “Selling Stockholders”) of up to 3,151,536 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) .

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

This opinion has been prepared solely for use in connection with the transmitting for filing of the Registration Statement on the date of this opinion and may be relied upon for no other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP